Exhibit 4.7

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

Date of Issuance: September 20, 2006	Warrant No. 273

STOCK PURCHASE WARRANT

For value received, Voex, Inc. (the “Company”), a Washington corporation, hereby certifies that Vencore Solutions LLC (the “Holder”) or its permitted assign(s) is entitled to purchase from the Company, at any time or from time to time during the Exercise Period (as defined below), in whole or in part, at a price per share equal to the Exercise Price (as defined below) 61,922 shares of Warrant Stock (as defined below).

1.             Certain Definitions.

(a)           “Change in Control” means the consummation of (i) a reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the voting securities of the Company, (ii) a complete liquidation or dissolution of the Company, or (iii) a sale of all or substantially all of the Company’s assets.

(b)           “Exercise Period” means the period commencing on the date of this Warrant and ending on 5:00 p.m. (prevailing local time at the principal executive office of the Company) on September 20, 2016, 2012.

(c)           “Exercise Price” means $ 1.2112 per share.

(d)           “Warrant Stock” means shares of the Company’s Common Stock, no par value.

2.             Exercise of Warrant.

(a)           The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, with the form of Subscription attached hereto as Annex A duly completed and executed by the Holder, to the Company at its principal executive office, upon payment In cash, by certified or official bank check or by wire transfer, of an amount equal to the Exercise Price multiplied by the number of shares of Warrant Stock being purchased pursuant to such exercise of the Warrant.

(b)           This Warrant may be exercised for less than the full number of shares of Warrant Stock first shown above, provided that this Warrant may not be exercised in part for less than a whole number of shares of Warrant Stock.  Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor exercisable for the number of shares of Warrant Stock as to which rights have not been exercised (subject to adjustment as herein provided), such Warrant or Warrants to be issued in the name of the Holder or its nominee.

(c)           As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, and in any event within 10 business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares or other securities or property to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 3(d) hereof.  The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

3.             Adjustments.

(a)           Adjustments Generally.  In order to prevent dilution of the rights granted hereunder in the specific circumstances contemplated by this Section 3, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 3.  Upon each adjustment of the Exercise Price pursuant to this Section 3, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock determined by (a) multiplying (i) the Exercise Price in effect immediately prior to such adjustment by (ii) the number of shares of Warrant Stock issuable upon exercise hereof immediately prior to such adjustment, and (b) dividing the product thereof by the Exercise Price resulting from such adjustment.

(b)           Subdivisions, Stock Dividends and Recapitalizations.  In case the Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a dividend on the Warrant Stock which is payable in Warrant Stock), the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Warrant Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, unless the conversion ratio of such Warrant Stock already reflects such event.

(c)           Reorganization, Reclassification, Consolidation. Merger or Sale of Assets.  If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Warrant Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Warrant Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of this Warrant such shares of stock, securities, cash or other property of the successor corporation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, reclassification, consolidation, merger or sale if this Warrant had been exercised immediately before such reorganization, reclassification, consolidation, merger or sale.  The foregoing provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant.  In all events, appropriate adjustments (as determined by the Board of Directors of the Company) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(d)           Fractional Shares.  The Company shall not issue fractions of shares of Warrant Stock upon exercise of this Warrant or scrip in lieu thereof.  If any fraction of a share of Warrant Stock would, except for the provisions of this Section 3(d), be issuable upon exercise of this Warrant, then the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the fair market value per share as determined in good faith by the Board of Directors of the Company.

(e)           Certificate as to Adjustments.  Whenever the Exercise Price shall be adjusted as provided in Section 3 hereof, the Company shall promptly compute such adjustment and furnish to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

4.             No Impairment.  Subject to the earlier expiration of this Warrant, the Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

5.             Reservation of Stock Issuable on Exercise of Warrants.  During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Warrant Stock (and Common Stock issuable upon conversion thereof) as from time to time shall be issuable upon the exercise of this Warrant.  All of the shares of Warrant Stock issuable upon exercise of this Warrant, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, subject to no lien or other encumbrance other than restrictions on transfer arising under applicable securities laws.

6.             Negotiability.  This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

(a)           Transfer Taxes.  The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Warrant Stock in a name other than that of the Holder.

(b)           Compliance with Securities Laws.  The Holder, by acceptance hereof, acknowledges that this Warrant, the shares of Warrant Stock to be issued upon exercise hereof and the Conversion Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant, any shares of Warrant Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of applicable federal and state securities laws.

7.             Miscellaneous.

(a)           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon physical delivery (if hand-delivered to the party to be notified); (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address as set forth on the signature page hereof and to each Holder at the address set forth on the signature page hereof or at such other address as the Company or each Holder may designate by ten (10) days’ advance written notice to the other parties hereto.

(b)           Books of the Company.  The Company may treat the holder hereof as appearing on the Company’s books at any time as the holder for all purposes.

(c)           Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

(d)           Headings.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(e)           Amendment; Waiver.  This Warrant may not be amended, nor may any term or provision of this Warrant be waived, except with the written consent of the Company and the Holder.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

IN WITNESS WHEREOF, the Company has executed and issued this Warrant on the date first written above.

VOEX, INC.

By:	/s/ Daniel Quandt
Name:	Daniel Quandt
Title:	CFO

ANNEX A

SUBSCRIPTION

Date:

To:

The undersigned (the “Purchaser”), pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase          shares of Warrant Stock (the “Warrant Shares”) covered by such Warrant and herewith makes payment of $                 , representing the full purchase price for such shares at the price per share provided for in such Warrant.

Purchaser represents and warrants to the Company as follows:

1.             Investment Representations.  Purchaser understands that the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  Purchaser also understands that the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement.

2.             Experience; Risk.  Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the purchase of the Warrant Shares and of protecting Purchaser’s interests in connection therewith.  Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment.

3.             Investment.  Purchaser is acquiring the Warrant Shares and the shares of capital stock issuable upon conversion thereof (the “Conversion Shares”) for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  Purchaser understands that the Warrant Shares and the Conversion Shares have not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.

4.             Information.  Purchaser has been furnished with all information which it deems necessary to evaluate the merits and risks of purchasing the Warrant Shares and has had the opportunity to ask questions concerning the Warrant Shares and the Company and all questions posed have been answered to its satisfaction.  Purchaser has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Shares and the Company.  Purchaser has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Shares and to make an informed decision relating thereto.

5.             Restricted Securities; Restrictions on Transfer.  Purchaser understands that the Warrant Shares and the Conversion Shares will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Warrant Shares and the Conversion Shares may be resold without registration under the Acts only in certain limited circumstances.  Purchaser acknowledges that Warrant Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available.

6.             No Public Market.  Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for such securities.

7.             Accredited Investor.  Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.  The Purchaser has considered the Federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Shares and the Conversion Shares.

8.             Residence.  If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth below; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address of Purchaser set forth below.

Signature

Print name:

Date:

Address:

NOTICE OF TRANSFER

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below the rights and obligations represented by the within Warrant with respect to the number of shares of Warrant Stock of                            set forth below:

Name of Assignee	Address	No. of Shares

and appoints                                                            attorney to transfer said right on the warrant register of                                        with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address: